Godfrey & Kahn, S.C.
                 780 North Water Street
               Milwaukee, Wisconsin 53202
                  Phone (414) 273-3500
                   Fax (414) 273-5198


                     July 8, 1999



Manpower Inc.
5301 North Ironwood Road
Milwaukee, WI  53217

Ladies and Gentlemen:

     We have acted as your counsel in connection with the offer by Manpower Inc., a Wisconsin corporation
(the "Company"), of up to 2,000,000 shares of common stock, $.01 par value (the "Shares"). The Shares are to be issued pursuant to the 1994 Executive Stock
Option and Restricted Stock Plan of Manpower Inc. (the
"Plan") as described in the Company's Prospectus (the
"Prospectus"), including all amendments and supplements thereto, which relates to the Company's Registration
Statement on Form S-8, to be filed with the Securities and Exchange Commission on or about July 7, 1999 (the
"Registration Statement").

     We have examined: (a) the Prospectus and the Registration Statement, (b) the Company's Amended and
Restated Articles of Incorporation and Amended and
Restated By-Laws, (c) certain resolutions of the Company's Board of Directors, and (d) such other proceedings, documents and records as we have deemed necessary to enable us to render this opinion.

     Based on the foregoing, we are of the opinion that the Shares are duly authorized and, upon issuance in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable, subject to
Section 180.0622(2)(b) of the Wisconsin Statutes, or any successor provision. Section 180.0622(2)(b) of the Wisconsin Statutes provides that shareholders of a corporation may be assessed up to the par value of their shares to satisfy the obligations of such corporation to its employees for services rendered, but not exceeding six months service in the case of any individual employee. Certain Wisconsin courts have interpreted "par value" to mean the full amount paid by the purchaser of shares upon issuance thereof.

     We consent to the use of this opinion as an exhibit to the Registration Statement. In giving this consent, however, we do not admit that we are "experts" within the meaning of Section 11 of the Securities Act of 1933, as amended, or within the category of persons whose consent is required by Section 7 of said Act.

                                Very truly yours,

                                /s/Godfrey & Kahn, S.C.

                                GODFREY & KAHN, S.C.